Exhibit 3

FOR IMMEDIATE RELEASE

January 14, 2003

Contact Information :
        Nissin Co., Ltd.
        Hitoshi Higaki
        Managing Director, General Manager of
        Corporate Planning Department
        Tel: (TOKYO) +81-3-3348-2424
        E-mail: info-ir@nissin-f.co.jp

Notice of Repurchase of Shares from the Market
(Repurchase of Shares Pursuant to the Provisions of Article 210
of the Commercial Code of Japan)

We hereby inform you that Nissin Co., Ltd. (“Nissin”) repurchased its shares from the market as follows pursuant to the provisions of Article 210 of the Commercial Code of Japan.

1.	Purchase period	December 10, 2002 through January 10, 2003
2.	Number of shares repurchased	415,500 shares
3.	Aggregate purchase price	JPY 342,370,500
4.	Method of repurchase	Purchase on the Tokyo Stock Exchange

[Reference 1] Matters resolved at the FY 2002 Annual Shareholders’ Meeting held on June 22, 2002:

•	Type of share to be repurchased	Shares of common stock of Nissin
•	Aggregate number of shares to be repurchased	Up to 3,000,000 shares
•	Aggregate purchase price of shares	Up to JPY 4,500,000,000

[Reference 2] Matters resolved at the meeting of the Board of Directors held on November 25, 2002:

•	Type of share to be repurchased	Shares of common stock of Nissin
•	Aggregate number of shares to be repurchased	Up to 1,500,000 shares
•	Aggregate purchase price of shares	Up to JPY 1,500,000,000

[Reference 3] Number of shares repurchased since the resolution was passed at the Annual Shareholders’ Meeting on June 22, 2002:

•	Aggregate number of shares repurchased	577,500 shares
•	Aggregate purchase price	JPY 486,374,400